EXHIBIT 10.1

CHS STRATEGIC LEADERSHIP TEAM
2018 RETENTION AWARD DOCUMENT

PURPOSE
The purpose of the 2018 Strategic Leadership Team (SLT) Retention Award (the Award) is to preserve key leadership continuity and bench strength and a competitive compensation position to the external market to ensure leadership retention and engagement of senior most executives.

ELIGIBILITY
Participants in the 2016-2018 Long Term Incentive Plan (LTIP) who are members of the Strategic Leadership Team (SLT) with active employment status on April 1, 2019, are eligible for an award.

AWARD METHODOLOGY
The award value is the percentage of base salary used for the 2016-2018 LTIP at the Target level, based on the participant’s job level as of August 31, 2018, multiplied by the base salary as of August 31, 2018.

EARNING THE AWARD

•	The Award will be earned only if the executive:

◦	Continues active employment through January 1, 2021 (Award Earning Period)

◦	During the Award Earning Period, is consistently meeting performance expectations, and

◦	During the Award Earning Period, is not determined to have committed any act of misconduct or any violation of the CHS Code of Conduct or a CHS policy

•
If employment ends prior to the end of the Award Earning Period due to death, disability, retirement or termination of employment by CHS for a reason not related to performance or behavior, the Award will be earned, with the amount of the earned Award calculated based on the number of full months worked, from the date the award is granted, to the date one of the events listed above occurs as the numerator, and the number twenty (20) as the denominator.

PAYMENT OF THE EARNED AWARD

•	Payment will be in cash within 30 days of the date on which the Award is earned, through the same process as the participant’s paycheck. All payments are subject to appropriate withholdings

•	Awards will be earned and payable only upon the expiration of the Award Earning Period. No participant will be deemed to have earned any Award until the expiration of the Award Earning Period

•
Earned awards that are prorated due employment ending during the Award Earning Period under the circumstances described above will be paid on the same date as other Awards are paid following the end of the Award Earning Period.

•	Awards cannot be contributed to the CHS Deferred Compensation Plan

•	Earned award is not eligible to be included as part of pension income

The Senior Vice President, Human Resources, is the authorized executive with respect to any decisions regarding the terms of this Award document, except with respect to the President and Chief Executive Officer for whom the Governance Committee of the Board of Directors will make any decisions regarding the terms of this Award document. Nothing in this document is intended to be nor is a contract for employment, continued employment or continued eligibility for an Award, or participation in any other CHS compensation or benefit program.

03-25-2019